Matinas BioPharma Appoints Keith A. Kucinski, CPA, MBA as Chief Financial Officer

– Seasoned healthcare professional with over 20 years of strategic finance, capital markets and transactional/business-related expertise –

Bedminster, NJ (January 3, 2019) – Matinas BioPharma Holdings, Inc. (NYSE AMER: MTNB), a clinical-stage biopharmaceutical company, today announced that it has appointed Keith A. Kucinski, CPA, MBA as Chief Financial Officer. Mr. Kucinski brings to Matinas over 20 years of diversified and broad finance expertise with demonstrated leadership and success in financial and strategic planning, accessing the capital markets and mergers and acquisitions across the healthcare and business consulting industries.

Jerome D. Jabbour, Chief Executive Officer, commented, “As we look to drive our Company forward in 2019 and maximize the value of our products and platform technology, we have taken deliberate steps to bolster our management team over the past few months. I am thrilled to have Keith join, adding his highly complementary expertise at such a critical time. I believe the depth and breadth of his experience will provide the necessary financial leadership as we work to propel Matinas through its next stage of growth. Keith has played key roles in successful companies throughout his career and his steady hand and strategic thinking were instrumental in unlocking significant value for shareholders. Having established a strong foundation during 2018, I believe we are positioned for a breakthrough year in 2019 by driving MAT9001 forward as a potential best-in-class asset in a projected multi-billion dollar prescription-only omega-3 class and advancing our disruptive lipid nano-crystal (LNC) platform delivery technology in potentially addressing significant challenges with delivery in some of the most innovative areas of medicine.”

Mr. Kucinski joins Matinas BioPharma having most recently served as Chief Financial Officer at RemedyOne, a privately held healthcare consulting organization. While serving at RemedyOne, he led initiatives to support the ambitious objectives of this rapidly growing company and position RemedyOne for the next stage in its life-cycle. Prior to that, he served as Vice President & Treasurer at Par Pharmaceutical Companies, Inc., an operating company of Endo International plc (NASDAQ: ENDP), a leading generics and specialty-branded pharmaceutical company with revenues in excess of $1 billion. As a key member of the leadership team at Par, Keith played an instrumental role in the acquisition of Par by Endo for more than $8 billion in 2015. Additionally, Mr. Kucinski held various roles at Barr Pharmaceuticals, Inc., including Senior Director, Finance & Corporate Development and Assistant Treasurer & Senior Director, Finance. During his time at Barr Pharmaceuticals, Mr. Kucinski played an integral role in the $2.5 billion acquisition and successful integration of a European pharmaceutical company.

“Matinas has experienced exciting momentum over the course of 2018. I believe that there is significant upside potential here, and I look forward to leveraging my 20 years’ experience and working closely with Jerry and the rest of the management team to unlock the Company’s value in the near term,” added Mr. Kucinski.

Mr. Kucinski is a Certified Public Accountant. He received his Bachelor of Business Administration in Accounting from the University of Notre Dame and an M.B.A. in Finance & Management from the Leonard N. Stern School of Business at New York University.

About Matinas BioPharma

Matinas BioPharma is a clinical-stage biopharmaceutical company focused on (i) the development of MAT9001 for abnormalities in blood lipids, referred to as dyslipidemia, and the treatment of cardiovascular and metabolic disease, and (ii) enabling the delivery of life-changing medicines using our unique and proprietary, lipid nano-crystal (“LNC”) platform technology, including development of MAT2203, our lead antifungal platform drug candidate.

The Company is actively pursuing the development of MAT9001 with the support of a world-class team of clinical key opinion leaders and regulatory consultants. MAT9001 is a prescription-only omega-3 fatty acid-based composition, comprised primarily of EPA and DPA, under development for hypertriglyceridemia, which has shown superiority versus Vascepa® (icosapent ethyl) in reducing serum triglycerides, Total- and Non-HDL-Cholesterol, apolipoprotein CIII and PCSK9 levels.

In addition, the Company's proprietary, disruptive technology utilizes lipid-crystal nano-particle cochleates to nano-encapsulate small molecules, nucleic acid polymers, vaccines and other medicines potentially making them safer, more tolerable, less toxic and orally bioavailable.

For more information, please visit www.matinasbiopharma.com and connect with the Company on Twitter, LinkedIn and Facebook.

Forward Looking Statements: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including those relating to the Company's anticipated capital and liquidity needs, strategic focus and the future development of its product candidates, including MAT9001 and MAT2203, the anticipated timing of regulatory submissions, the anticipated timing of clinical studies, the anticipated timing of regulatory interactions, the Company’s ability to identify and pursue development and partnership opportunities for its products or platform delivery technology on favorable terms, if at all, and the ability to obtain required regulatory approval and other statements that are predictive in nature, that depend upon or refer to future events or conditions. All statements other than statements of historical fact are statements that could be forward-looking statements. Forward-looking statements include words such as “expects,” “anticipates,” “intends,” “plans,” “could,” “believes,” “estimates” and similar expressions. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to obtain additional capital to meet our liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials of our product candidates; our ability to successfully complete research and further development and commercialization of our product candidates; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; our ability to protect the Company's intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company's products; and the other factors listed under “Risk Factors” in our filings with the SEC, including Forms 10-K, 10-Q and 8-K. Investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this release. Except as may be required by law, the Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Matinas BioPharma's product candidates are all in a development stage and are not available for sale or use.

Investor Contact Jenene Thomas Jenene Thomas Communications, LLC Phone: +1 (833) 475-8247 Email: mtnb@jtcir.com	Media Contact Eliza Schleifstein Scient Public Relations Phone: + 1 (917) 763-8106 Email: eliza@scientpr.com

Source: Matinas BioPharma Holdings, Inc.